Exhibit 10.9


                                                       2004 Stock Incentive Plan




                        CERTIFICATE OF STOCK OPTION GRANT


Granted to:                       This  stock  option  was  granted  to  you  on
                                  __________ __,  200__  by  your  company.  the
                                  stock option price is the FMV on the date of grant, which was $____________________.

Social Security Number:


Employee ID:


Option to Purchase:


Type of Stock Option:


Grant Number:


Grant Date:


Grant Expiration Date:


Grant Price:

Vesting Schedule
Vesting Start Date:  __________ __, 200__

                          Shares
                       Vesting Over       Vesting in
Date of Vest            the Period       Period Occurs     Last Date to Exercise


Authorized by:

deltathree

                                Deltathree, Inc.

                                Option Agreement

We are pleased to inform you that you have been granted an option to purchase Deltathree common stock. Your grant has been made under the Company's 2004 Plan (the "Plan"), which together with the terms contained in the Certificate of Stock Option Grant available from the AST Stockplan website (the "Certificate"), sets forth the terms and conditions of your grant and is incorporated herein by reference. You can find a copy of the Plan in the "Guide to Deltathree's Stock Incentive Plan". Please review it carefully.

Vesting:

Subject to the terms of the Plan, shares vest according to the vesting schedule on the Certificate.

Exercise:

You may exercise this Option, in whole or in part, to purchase a whole number of vested shares at any time, by following the exercise procedures set up by the company, and are available on the AST Stockplan website. All exercises must take place by the Last Date to Exercise, or such earlier date as is set out in the Plan following your death, disability or your ceasing to be an employee. The number of shares you may purchase as of any date cannot exceed the total number of shares vested by that date, less any shares you have previously acquired by exercising this Option.

Employment Requirements:

The Plan sets out the terms and conditions that govern this grant in the event of your termination of employment, retirement, death or total disability as follows:

      o If your employment is terminated for reasons other than retirement, death, or total disability, you will be able to exercise your vested stock options the earlier of the Last Date to Exercise or three (3) months from termination date. All unvested stock options will be cancelled.

      o If you terminate at a Company-recognized retirement age, you will be able to exercise your vested stock options the earlier of the option's Last Date to Exercise or three (3) years from the effective date of termination. All unvested stock options will be cancelled.

      o If termination is due to your death or total disability, your unvested stock options become 100% vested. You, in the event of your total disability, or your estate, in the event of your death, have the earlier of the stock option's Last Date to Exercise or one (1) year to exercise these options.

All options shall not be assignable or transferable by the person to whom it is granted, either voluntarily or by operation of law, except by will or by the laws of descent and distribution, and, during the life of the optionee, shall be exercisable only by the optionee.

Taxes and Withholding:

This option is intended to be a Non-Qualified Stock Option. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company.





                                       3